Exhibit 10.17

Exhibit 10.17 - 1

EXPLORATION CONTRACT WITH AN OPTION TO BUY

In the City of Hermosillo, State of Sonora, Mexico, on the twenty-six day of September 2007, for one part the company, ATZEK MINERAL SA DE CV., represented by FABIO MONTANARI as its sole Administrator hereinafter referred to as the INVESTOR and for the other part Rafael Vila Melendez, on his behalf and as attorney for  Luis Enrique Vila Mazon, and José Vila Mazon and his wife Beatriz Ontiveros Felix, hereinafter referred to as LINCENSEES, agree to abide by this document, the first to perform the exploration of the LINCENSEES’ mining lands and its eventual purchase according to the terms and figures established in the clauses of this contract, and the LICENSEES promise to sell to the INVESTOR or to a company designated by the INVESTOR, the mining concessions mentioned in the following statements:

STATEMENTS

The INVESTOR status that it is a mercantile company legally organized, as it is established in policy number 2506 of Book 1 of Mercantile Companies, granted before Salomon Griego Garcia, Attorney at Law, Notary Public Number 1 of the State of Sonora, and according to its social object it is a mining company, that will be dedicated to exploring and exploiting mining basins, as well as to Benefit from these, among other things.

Rafael Vila Melendez states to be Mexican by birth, widow, born on November 30, 1937, miner, identifying himself with an Electoral Card Clave VLMLRF37113026H600 with address at No. 55 Sufragio Street, Colonia Villa del Seri, City of Hermosillo, State of Sonora, Mexico, and fully capable and apt to hire and to commit, and being one of the mining basins LICENSEES’ mentioned further ahead as well as the agent for all the other LICENSEES.

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The LICENSEES also state to be holders of the following mining basins (hereinafter MINING CONCESSION) registered in the Mining Public Registry and to be holding and current with all payments and mining duties:

Lot “La Casita Colorada” 9.000 hectares title number 221918 registered to José Vila Mazon y Beatriz Ontiveros Felix, located in Hermosillo, Sonora, México;

Lot “El California” 119.7659 hectares title number 214118 registered to Luis Enrique Vila Mazon located in Ures, Sonora, México;

Lot “Irma” 12.6478 hectares title number 222444 registered to Rafael Vila Melendez located in Ures, Sonora, México; lot “San Juan” 18.5043 hectares title number 222443 registered to Rafael Vila Melendez located in Ures, Sonora México.

The above mentioned state by this document that they will abide to the following:

CLAUSES

With the existing interest by the INVESTOR in obtaining exclusive rights from the LINCENSEES to explore MINING LINCENSE, with the option to exclusively purchase it, the INVESTOR and the LICENSEES agree to celebrate this Contract, subject to the following articles.

1.   ACKNOWLEDGEMENTS AND GUARANTEES

1.1 The LICENSEES acknowledge and guarantee to the INVESTOR that:

a)                      They have the exclusive right to celebrate and carry on this Contract, which abides them and is executable according with its terms.

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b)                      They have the proper title and it is negotiable as a whole MINING CONCESSION, and that they are free from encumbrances, mortgages, embargoes or impositions providing proof that whole MINING PROPERTY is current in all legal and taxing aspects.

c)                      There is no claim or law suits, for any commitment regarding the MINING CONCESSIONS title; nor, knowingly, any base for claims from third parties.

d)                      The MINING LINCENSE has not been explored or exploited with mechanical equipment that could have caused environmental damage or could potentially cause environmental damage in the future, such as draining acid rocks.  In order to have proof of this matter, within what is lawful, an environmental minute will be done with a representative of the Secretary of Environment and Natural Resources (hereinafter SEMARNAT) and the other parties.

1.2            The acknowledgements and guarantees established in the previous clause 1.1 have been weighed by the parties as conditions for this Contract and will be valid for the whole term and after the purchase of the MINING CONCESSION by the INVESTOR, therefore each party agrees to compensate and free the other party from loses, harm, cost or legal action that can result from one of the previous acknowledgements and guarantees not being true:

2.   TERM

The valid term of this Contract will begin as of its signing and will subsist for five years until the completion of the Mining concession exploration and with total payment agreed to the LICENSEES in this contract is finished, as well as to what is established in article NINETEENTH.

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3.   EVALUATION AND EXPLORATION

The LICENSEES grant to the INVESTOR the exclusive possession of the MINING CONCESSION for the term of this contract, authorize this to execute all the mining rights belonging to the LICENSEES, which includes the exclusive right to evaluate the MINING CONCESSION and conduct all exploration operations, as well as, any other task related to this activity, according to the method, form and extent the INVESTOR deems to its sole criteria.

4.   EXPLORATORY ACTIVITIES:

4.1           In this act the LICENSEES deliver to the INVESTOR all the geological, administrative and legal information that they have regarding the MINING CONCESSION object of this Contract.

4.2 During the term of this Contract the INVESTOR and its representatives will have the right to conduct in the MINING CONCESSION all the exploratory activities that the LICENSEES have the right to conduct according to Mining Law.

4.3 The LICENSEES authorize the INVESTOR to perform topographic, geological, and geophysical studies, drilling, trenches and wells or any other type of related mining exploration tasks at the MINING CONCESSION.  The INVESTOR can extract, analyze and process samples, geochemical as well as metallurgical, including industrial size, send them to labs or research centres and send samples in the necessary volume for testing by prospect buyers.

4.4 The INVESTOR, its representatives, agents or its own workers or from its contractors will have the right to access the MINING CONCESSION without any limitation and can enter all machines, tools, and equipments that they deem necessary or convenient.  At the end of this Contract, for any cause, the INVESTOR can within the following one hundred and twenty (120) days running from the date finishing this Contract, withdraw at his own expense such machinery,

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tools, and equipments.

4.5 The LINCENSEES or its representatives will have the right to access the MINING CONCESSION at all times until the end of the term and to perform mining exploitation works for alluvium and not rock without causing alterations or environmental damage or possible environmental damage in the future, such as draining acid rocks.  The INVESTOR will not be held responsible for any damage or harm that can occur to the LICENSEES or its representatives during their visits or their work at the MINING CONCESSION, except those caused by fault negligence of the INVESTOR or its representatives or employees.

5   RESPONSIBILITY

5.1 The INVESTOR will be responsible for hiring the necessary personnel for fulfilling its contractual commitment and must, regarding these personnel, provide and strictly follow all current legal provisions regarding labour law.

5.2 The INVESTOR is obligated to acquire a Civil Liability Insurance policy; in order to be covered by events occurred as consequence of the activities performed by the INVESTOR in the MINING CONCESSION.

5.3 The INVESTOR is obligated to keep the LICENSEES free of all responsibility, harm or damage as a result of sentences or labour, civil, commercial or criminal claims formulated by third parties resulting from the activity conducted by the INVESTOR in fulfilling this Contract, as well as harm caused to third parties, their personnel and/or subcontractors and those caused to the environment.  In any of the above mentioned scenarios, the INVESTOR must satisfy the costs implied by repairing damages caused and pay legal defence fees in trial by the LICENSEES.

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6   SIXTH:

6.1 In case that the option agreement is not executed, the INVESTOR is required to provide to the LICENSEES all the documents, maps, sections, trial results and reports regarding deposits or evidence of minerals discovered during the evaluation and exploration of the MINING CONCESSION.

6.2 The INVESTOR agrees to present to the LICENSEES a quarterly report containing technical data and detailed expenses.  Such report will be presented within the following thirty (30) days after the end of each quarter.  Furthermore, the INVESTOR will present to the LICENSEES a complete annual report containing all technical data and detailed expenses mentioned in this paragraph.

6.3 The LINCENSEES agree to complete confidentiality about all of the exploration data and not to acknowledge anything, present documentation or any other act, or errand, of any nature, related to the MINING CONCESSION, before the General Director of Mines of the Mexican Republic, nor before other organizations, except those that are necessary to abide with what is established in clause 6.4, without prior consent from the INVESTOR.  Its breach will be cause to rescind this Contract, upon decision of the INVESTOR, being the LICENSEES, responsible for damages to the INVESTORS as a result of the lack of confidentiality.

6.4 The LICENSEES can conduct audits on the exploration tasks and other mining the INVESTOR performs on the MINING CONCESSSION, with its own auditors, or those that the LINCENSEES assign.

6.5 The INVESTOR will handle all the necessary paper work related to, in case it is necessary, register with the competent authorities, the acknowledgement of findings conducted in the area covered by the MINING CONCESSION TITLE and any other mining right, which are registered under the LICENSEES names.

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6.6 The acknowledgements and other mining rights registered under the LICENSEES names as a result of exploratory work performed by the INVESTOR within the MINING CONCESSION, will be automatically integrated to the same and subject, therefore, to the Purchase Option and all de other provisions of this Contract.

6.7 Except that the COMPETENT AUTHORITY, in the State of Sonora, demands the demarcation, grouping and registration of the MINING CONCESSION, or there is a legal imperative to do so, the current legal figures at the date of signing of the present contract will be kept by the LICENSEES until the INVESTOR complete executes the Purchase Option.

6.8 The LICENSEES will do all necessary to preserve their right to use the MINING CONCESSION therefore, in this act they commit to grant a power for administrative related acts with the titles of the mining concession, object of the present agreement to a representative of the INVESTOR, with the authority to replace, for on his behalf intervenes, in all the necessary matters to maintain the use of the MINING CONCESSSION, granted with all the necessary authorities to conduct the necessary business to fulfil what is established in clause 6.5, as well as to fulfil payment of legal fees.

6.9 The INVESTOR will be in charge of all distributions related to mining shelter and other obligations established by Mining Law, exploration fees, exploitation, edict publications, measuring costs, servitudes compensations or assumed responsibilities with tenants, as well as all the seals and repaying services levies that are applicable according to the federation and the State of Sonora tax, except as established in article TENTH, clause 10.3.  The figures related to fulfilling the mentioned obligations in this clause will be included in the investment commitment assumed by the INVESTOR in article TENTH.

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7   SEVENTH:

7.1 The LICENSEES inhibit voluntarily from conducting, during the term of this Contract, disposition or dominant acts; nor to encumber the MINING CONCESSION, of any nature

7.2 In this act the LICENSEES subscribe a presentation to the Mining Director of the Mexican Republic in which the request to register the referred inhibition in the previous paragraph.  This inhibition will be in place during the term of this contract; but it can be lifted unilaterally by the LICENSEES in case the INVESTOR desists to execute the Purchase Option of this Contract in the terms of article TENTH.

7.3 In endorsing the referred inhibition the LICENSEES will proceed to register this Contract, at the Mining Director of the Mexican Republic and in its effect, they authorize the INVESTOR to formalize such registration.  The expenses incurred by these services and for all the norms related in the State of Sonora, for the period corresponding until the complete execution of the Purchase Option of the MINING CONCESSION, will be covered by the INVESTOR, except for the accusations stated in article SIXTH, clause 6.9.

7.4 If the INVESTOR opts for the purchase of the MINING CONCESSION and the transfer could not be effected due to the LICENSEES before the date ending the inhibition term, these must request to Mining Director to register an extension to such term until the transfer is formalized and in its effect authorize the INVESTOR in irrevocable terms to request such extension on their behalf and representation.

8   RESCISSION

8.1 During the term of the present Contract the INVESTOR can, at any moment, unilaterally desist to the Purchase Option and terminate this Contract even after having executed such
Purchase Option.  This decision must be communicated to the LICENSEES in a reliable way and

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at least with a thirty (30) consecutive days notice.  This contract shall end for both parties on the effective date of termination specified on the notice.

8.2 This rescission will not grant the LINCENSEES the right to make any claims whether as compensation, damages, or lost of profits and they will only have the right to get back all the information related to the exploration performed, documentation related to the MINING CONCESSION, payment receipts for mining duties and information proving exploration works performed.

8.3 As of the effective of rescission the INVESTOR shall not be obligated to make the payments foreseen in article TENTH that become due after this date.

8.4 In case that as of the date of rescission there were payments and/or mining duties due, the INVESTOR shall cover this amount for the LICENSEES, the amounts that are due for payment, as of the effective date of rescission of this Contract.

8.5 The LINCENSEES can terminate this Contract in case the INVESTOR does not make the payments established in article TENTH, after thirty (30) consecutive days have passed since the LICENSEES had suggested this commitment in a reliable manner and by writing according to what is written in article NINETEENTH.

However, the notice period will be prolonged to 90 days if the INVESTOR has begun exploration Works or has made an investment of at least USD $500,000 in exploration, or once the production has commenced.

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9   PURCHASE OPTION

During the term of this Contract, the INVESTOR will have the exclusive option to acquire the MINING CONCESSION, which will be understood as automatically executed since the moment the INVESTOR completes the agreed payments in article 10.1 and 10.2.

10.   TENTH

Once the Purchase Option is in effect, the LINCENSEES must subscribe and deliver all documents, proceed with all registration and enrolments and satisfy all the necessary measures to formalize the transfer of the MINING CONCESSION to the INVESTOR free of all obligations, burdens or encumbrances.

On the other side, the LINCENSESS will have right to one of the blueprints following payment, as determined by the INVESTOR at the time of executing the acquisition option.

10.1	Payment Plan:

During the life of the mine, the LICENSEES will receive a 2% RNF (Net Return of Foundry). This can be purchased by the INVESTOR for US$ 2,000,000 (two millions United States dollars) at any moment after beginning production.

Plus payment of one “whole sum” for US$ 5,000,000 (five millions American dollars), deducting from this amount payments made to the option as of that date.  The remaining amount will be paid according to the following plan: after beginning production:

A)           One single payment
B)           Every 6 months, an anticipated payment for US$ 500,000 (five hundred thousand North American dollars) will be paid every six months until amount owed is completed.

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For the first year another payment plan can be convened which will be easier for the INVESTOR to transfer cash owed to the LINCENSEES during the beginning of production when cash is scarce.  This will be convened before beginning production.

If total payment for the acquisition is not made in one single payment, then 10% will be added to the total remaining balance.

10.2 Regarding the payment plan the total price that the INVESTOR will pay to the LICENSEES for the Exploration Rights and the Purchase Option for the MINING CONCESSION, includes all the titles, properties and mining rights that form part of such, consisting in the “total sum” to be effective as follows:

-                On March 12, 2008, the amount of USD$ 50.000 (fifty thousand North American dollars). Within the term of one (1) year starting from the signing of this contract, the INVESTOR will conduct an audit and a mining-geological inspection of the MINING CONCESSION, in order to decide if to continue with this Purchase Option.  If this is affirmative, an exploration plan will be presented to the LICENSEES on a informational basis and the following payment will be made.

-                On March 12, 2009, the amount of USD$ 100,000 (One hundred thousand North American dollars).

-                On March 12, 2010, the amount of USD$ 200,000 (Two hundred thousand North American dollars).

-                On March 12, 2011, the amount of USD$ 400,000 (Four hundred thousand North American dollars).

-                On March 12, 2012, the amount of USD$ 4,250,000 (four millions two hundred and fifty thousand North American dollars).

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-                Fulfilling all payments above mentioned by the INVESTOR, will imply the automatic execution of the Purchase Option and, consequently, the acquisition of the MINING CONCESSION with all the rights and MINING CONCESSION that form part of such.

The total price that the INVESTOR will pay to the LICENSEES regarding the Exploration Rights and the Purchase Option of the MINING CONCESSION, including the property and the mining rights, consists of the “total amount” of USD$ 5,000,000(five millions North American dollars).

10.3 Once the Purchase Option is executed in the established manner the transfer of ownership of all and each one of the properties and mining rights that form part of the MINING CONCESSION must be subscribed before Notary Public of the State of Sonora, Mexico, which will be designated by the INVESTOR. Such transfer must be orchestrated within the thirty (30) working days starting from the date in which the Purchased Option is concluded.  The costs for registering, sealing and applicable levies for such transfer and according to tax norms of the federation and of the State of Sonora, will be paid in equal halves by the parties.

10.4 In case that on the established date for such transfer of ownership of the MINING CONCESSION the paper work that condition the registration of acknowledging findings, mines or any other request or mining right that at that date form part of the MINING CONCESSION have not been completed, the LICENSEES will transfer to the INVESTOR the MINING CONCESSION in the legal situation in which it is.

10.5 If by attributable cause to the INVESTOR the transfer of the MINING CONCESSION or of any of the properties mining rights that form part of such could not me orchestrated within the term established in clause 10.3, the LICENSEES can consider that the INVESTOR has desisted the purchase and that has therefore lost all its rights to acquire the MINING CONCESSION, prior suggestion that the LICENSEES must do according to what is established in article SEVENTEENTH.

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10.6  Si la transferencia de la CONCESION MINERA no pudiera ser  instrumentada por causa imputable a los CONCESIONARIOS, la INVERSIONISTA tendrá derecho a demandar el cumplimiento de este Contracto en cuanto al compromiso de cesión o transferencia de la CONCESION MINERA aquí establecido y a ser compensada por los daños, perjuicios y lucro cesante ocasionados por la demora en el cumplimiento.

11.   CONTRACT TERMINATION

If the INVESTOR or the LICENSEES terminate this Contract, this will terminate for both parties on the effective date of termination according to the respective notification.

Once termination of the Contract is effective for the established causes in the previous paragraph, the INVESTOR must:

11.1 Return to the LICENSEES possession of the MINING CONCESSION or of its property if it is due to lack of payment after the execution of the Purchase Option.  The LICENSEES will receive the possession or property of the MINING CONCESSION, according to the case, in the physical and legal state in which it is, without right to claim compensation for damages, loses, lost profits or compensation of any nature.  In case the INVESTOR must return the property of the MINING CONCESSION to the LICENSEES, the costs for registering, sealing and other applicable levies will be its responsibility for this transfer according to tax norms of the federation and of the State of Sonora.

11.2 Subscribe, register and deliver to the LICENSEES all the documents that are necessary for proving the conclusion of this Contract before the General Director of Mines of the Mexican Republic or before third parties.

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11.3 Evaluate the  MINING CONCESSION within the following one hundred and twenty (120) days starting on the effective day of conclusion of this Contract and withdraw from this, at its own expense, all machinery, tools, equipment, goods, and articles entered, in order to carry this obligation the INVESTOR can access the MINING CONCESSION during this period.

11.4 Deliver to LICENSEES within the following sixty (60) days from the effective of concluding this Contract, a copy of all the maps, geological reports, tests trials, perforation records and other technical date resulting from the exploratory task and from the evaluation performed by the INVESTOR.

12.1	TWELVETH:

As of the effective day of conclusion of this Contract this will loose all validity and effect for all the parties, except for the obligations established in the previous article and in article THIRTEENTH of this Contract which will be valid for a period of one (1) addition year.

13.   THIRTEEN: CONFIDENTIALITY

All knowledge and information that the LICENCESS get regarding de results of the exploration performed by the INVESTOR, applied methods, analysis results, metallurgical trials, perforation locations, findings made, technology or applied inventions or as a result of all the activity performed by the INVESTOR because of this Contract, will be kept in absolute reserve and considered confidential by the LICENSEES, except that the INVESTOR waives in writing this obligation from the LICENSEES or the information is required to the LICENSEES by government organizations, legally capable for this effect.  This is until one (1) year after its conclusion.

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14.   FORCE MAJEURE

None of the parties will be responsible for breaching their obligations under this Contract this due to causes out of their control, including, but without limitation: labor conflicts, regardless of the origin and rationality of the claim or if the parties are able to satisfy such, as long as the conflict is not the result of breaching legal or contractual obligations by the parties; acts of nature, laws, norms, ordinances or requirements from any state or federal authority; sentences that prevent or alter to abide contractual obligations or prevent, under reasonable conditions, getting some permit or license; lack of availability or insufficient equipment and materials in the country to carry on the tasks of this Contract; suspension of activities to remedy or prevent present or future transgressions to federal, state or city laws or norms related to the environment; acts of war or insurrection or rebellion, fire; explosions, earthquakes, volcanic eruptions, storms, floods, droughts and other adverse wheatear conditions.

The affected party must notify the other party without delay about the force majeur act and of the suspension and its estimated duration.  The affected party must assume abiding its obligations as soon as reasonably possible.

15.   AREA OF INFLUENCE

All property, right, or mining interest acquired by any of the parties during the term of this Contract, in the neighbouring areas to the MINING CONCESSION will be included to it and, consequently, will be subject to the terms and conditions established in the present.

16.   GENERAL CLAUSES

The investments that the INVESTOR makes in complying with this Contract must be notified to the LICENSEES together with the related proof at the address established in this Contract to receive notices.

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17.   APPLICABLE LAW

The relationship between the parties will be ruled by the provisions of the present Contract and in subsidy by the Mining Law and by the applicable Mexican legislation.

All discrepancy in the application or interpretation of this Contract shall be submitted to the jurisdiction of the Ordinary Courts of the City of Hermosillo, waiving all other statute or jurisdiction.

18.   EIGHTEENTH:

If any of the parties omits abiding to any of the obligations established in this Contract the affected party by the omission will notify in writing and in a reliable manner such omission to the party al fault and this will not loose its rights under this Contract, unless that within the following thirty (30) days starting from the receipt of the notice, this has not taken all measures to fix this breaching.

If the party at fault does not take the necessary measures to fix its breach within this period, the affected party will have the right to demand the remedy of this breach by a court of law or by any other method deemed convenient, without prejudice to what is established regarding Contract cancellation in article EIGHT.

19.   NINETEENTH:

This Contract will result in benefit and will obligate the parties subscribing it, as well as their respective heirs, executors, administrators, successors, and rightful claimants.

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20.   TWENTIETH:

The INVESTOR can freely yield to third parties all its rights and obligations emerging from this Contract and furthermore he can associate with third parties to its fulfilment, notifying in writing the LICENSEES the substantial conditions of such yielding or association.

The LICENSEES can only yield their respective rights and obligations with written consent from the INVESTOR, such consent can not be denied in an unreasonable manner.

21.   TWENTY FIRST:

The headings and titles of this Contract have the intent to facilitate the reference to the articles that comprise it but do not affect or restrict the interpretation of such.

22.   NOTIFICATIONS

Any notification related to this Contract must be made in writing and can be delivered by hand or sent registered prepaid mail, certified mail or by fax addressed such as the case requires:

The INVESTOR: addressed at Rayon Street number 133-3 Colonia Centro of this city, C.P. 83000.

The LICENSEES: Rafael Vila Meléndez at number 55 Sufragio Street Efectivo colonia Villa del Seri, City of Hermosillo, State of Sonora, México, Telephone  +52 662 2500466

Any notification sent by fax, will be considered as delivered and received after the next working day it was sent by fax.

Any party can at any moment notify the other party in writing and in a reliable manner its change of address and as of the date of deliver of such notice, the new address specified will be considered as the address for that party to the effects of notifications.

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The present Contract was read, it is signed by the parties that have intervened on the 26th (twenty sixth) day of September 2007, committing to ratify the signature and content before a Notary public.

RAFAEL VILA MELENDEZ                                                                                                                                          FABIO MONTANARI

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